Exhibit 99.1

FOR IMMEDIATE RELEASE

Selectica:
Laurie Spoon	Robert Dougherty
Vice President, Corporate Communications	Senior Specialist,
and Investor Relations	Analyst and Investor Relations
Selectica, Inc.	Selectica, Inc.
(408) 545-2492	(408) 545-2611
lspoon@selectica.com	rdougherty@selectica.com

Selectica Announces First Quarter Fiscal 2004 Results

San Jose, CA – July 31 2003 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced results for the first quarter ending June 30, 2003.

Revenue for the first quarter was $11.8 million, up 80 percent from the quarter ending March 31, 2003. The loss for the first quarter was $1.8 million or $0.06 per share compared to a loss of $6.4 million or $.21 per share for the prior quarter. Cash, and cash equivalents were $117.6 million at the end of the quarter.

Dr. Sanjay Mittal, Chairman & CEO of Selectica said, “We are pleased that we were able to report an improved quarter based on the large projects on which we are currently engaged and we are happy to report that our largest and most innovative implementations are proceeding according to plan.” Dr. Mittal added, “During the quarter we focused aggressively on engaging with new customer opportunities. While the sales cycle for enterprise software in this market is lengthy, we are seeing more customer interest and activity in our sales pipeline. We are hopeful that this significant increase in activity will convert to deals in future quarters.”

The company will conduct a conference call today for the quarter ending June 30, 2003. As part of the call, the company will provide guidance for the quarter ending September 2003.

Conference Call Information

Date: Thursday, July 31, 2003
Time: 5:00 pm EST, 2:00 pm PST

Dial in Information Day of the Call
Domestic: 800-987-5846
International: 785-830-7950
Conference ID: SELECTICA

Replay of the call will be available through October 31, 2003
Domestic: 800-934-3638
International: 402-220-1150
No Pass Code Needed

About Selectica, Inc.

Selectica, Inc. (NASDAQ: SLTC) enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica’s customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, BMW of North America, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.

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SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended

	6/30/2003	6/30/2002

	(Unaudited)
Revenues:
License	$4,704	$2,387
Services	7,083	7,248

Total revenues	11,787	9,635
Cost of revenues:
License	264	231
Services	5,354	5,342

Total cost of revenues	5,618	5,573

Gross profit	6,169	4,062
Research and development	3,223	3,566
Sales and marketing	3,994	5,509
General and administrative	1,299	1,447

Total operating expenses	8,516	10,522

Loss from operations	(2,347)	(6,460)
Interest income	499	917

Loss before provision for income taxes and cumulative effect of an accounting change	(1,848)	(5,543)
Provision for income taxes	—	—

Loss before cumulative effect of an accounting change	(1,848)	(5,543)
Cumulative effect of an accounting change to adopt FAS 142	—	(9,974)

Net loss	$(1,848)	$(15,517)

Basic and diluted, net loss per share	$(0.06)	$(0.46)

Weighted-average shares used in computing basic and diluted, loss per share	30,635	33,700

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	6/30/2003	3/31/2003*

Assets
Cash, cash equivalents, and investments	$117,607	$122,351
Accounts receivable	1,699	3,485
Prepaid expenses and other current assets	5,090	5,151
Property and equipment, net	4,690	5,274
Other assets	911	888

Total assets	$129,997	$137,149

Liabilities and stockholders’ equity
Accounts payable	1,158	936
Accrued payroll and related liabilities	1,858	1,932
Other accrued liabilities	4,198	4,715
Deferred revenues	10,941	16,486

Total liabilities	18,155	24,069
Total stockholders’ equity	111,842	113,080

Total liabilities and stockholders’ equity	$129,997	$137,149

•     Amounts derived from audited financial statements at the date indicated